Exhibit 99.1

FOR:	Christopher & Banks Corporation

APPROVED BY:	Andrew Moller
Executive Vice President and Chief
Financial Officer
(763) 551-5000

CONTACT:	Investor Relations:
Joe Teklits/Bill Zima
Integrated Corporate Relations
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION ANNOUNCES

MATTHEW DILLON WILL BE PROMOTED TO CEO ON MARCH 1, 2007

~Mr. Dillon will also join the Company’s Board of Directors on March 1, 2007~

                Minneapolis, MN, June 14, 2006 — Christopher & Banks Corporation (NYSE: CBK) today announced that it had entered into an employment agreement with Matthew Dillon, President & Chief Merchandising Officer, under which he will be named President & Chief Executive Officer effective March 1, 2007. Mr. Dillon will also be appointed to the Company’s Board of Directors concurrently with his promotion to Chief Executive Officer. As previously announced, Joe Pennington will continue with the Company after March 1, 2007 in a reduced role focusing on special projects.

                Mr. Dillon joined the Company in May 2005 as Executive Vice President and Chief Merchandising Officer. He was named President in December 2005. Before joining the Company, Mr. Dillon was Vice President and Director of Merchandising for Coldwater Creek where he had been employed for four years. Prior to that, Mr. Dillon held executive or senior merchandising positions with the Mark Group, Bear Creek Corporation and Spiegel.

                Joe Pennington, Chief Executive Officer, commented, “I am pleased to announce that Matt will become CEO of Christopher & Banks in March of next year. His leadership as Chief Merchandising Officer has been the key to the reinvigoration of our brands. Matt is a seasoned executive with broad experience in specialty retail and has demonstrated the leadership qualities and broader skill sets necessary to be a truly outstanding CEO. I look forward to working with him to accomplish a seamless transition.”

CHRISTOPHER & BANKS CORPORATION ANNOUNCES MATTHEW DILLON WILL BE PROMOTED TO CEO ON MARCH 1, 2007

                Matt Dillon, President and Chief Merchandising Officer, commented, “This is an exciting time for Christopher & Banks as the Company continues to strengthen its brands and expand its store base. I am excited about the future and look forward to the opportunity to take on increased leadership responsibilities and to work with the rest of our outstanding team to continue to build value for our shareholders.”

About Christopher & Banks

                Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. The Company operates 741 stores in 45 states under the names: Christopher & Banks, C.J. Banks and Acorn. The Company currently has 514 Christopher & Banks stores, 199 C.J. Banks stores and 28 Acorn stores.

This release contains forward-looking statements regarding future performance of the Company’s CEO and the Company’s future growth prospects.  The achievement of such results is subject to certain risks and uncertainties, including changes in economic, market and weather conditions, the effect of consumer tastes and spending habits, the realization of expected economies gained through the use of private label and direct import merchandise, management of growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.